Exhibit 16.1

February 5, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 3, 2016 of Propell Technologies Group, Inc.and are in agreement with the statements contained in the first sentence with regards to the dismissal of Liggett & Webb, P.A. of the first paragraph, and the second, fourth and fifth paragraphs therein in their entirety. We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ Liggett & Webb, P.A.
Certified Public Accountants